Exhibit 10.26
MANAGING DIRECTOR AGREEMENT
between Tekelec Germany GmbH Ecos Office Center Im Leuschnerpark 4 D-64347 Griesheim Germany - Company - and Wolrad Claudy Roemerhofstr. 15 D-64823 Gross Umstadt Germany - Managing Director -
The parties agree as follows:
1.	Duties and Responsibilities
1.1

The Managing Director continues to serve as statutory managing director of the Company. He is responsible for the global sales of Tekelec group and will have the job title "Senior Vice President, Global Sales".

He reports to the "Chief Executive Officer". The Company may change the reporting line at any time.

1.2	The Managing Director has sole representation power. The Company may change the proxy at anytime.
1.3	If required the Company may request the Managing Director to travel on business, also abroad.
2.	Management
2.1	The Company may appoint other managing directors at any time.
2.2

The Managing Director shall manage the Company in accordance with the laws, this contract, the Articles of Association, the rules of proceedings of the Company, if any, and the resolutions of the shareholders. The Managing Director shall be bound to the Code of Business Conduct, the Commitment Authorization Policy and the Insider Trading and Tipping Policy of Tekelec US effective from time to time.

2.3	The Managing Director has to complete his obligations employing the diligence of a prudent and diligent businessman attending to the Company's interests.
2.4

The Managing Director needs for all business transactions and measures exceeding the Company's usual business operations the explicit authorization of the shareholders' meeting. This includes in particular the business transactions listed in Appendix 1.

The list of transactions whose execution require prior consent of the shareholders' meeting may be extended or limited by resolution of the shareholders' meeting at any time.

3.	Salary
3.1	The Managing Director shall receive an annual fixed salary of EUR 187,200.- gross, which will be paid in twelve (12) equal instalments to the end of each calendar month.
3.2

The Managing Director receives an additional commission opportunity in accordance with the sales compensation plan effective from time to time. The sales compensation plan will change annually and may be changed at any time by the Company for the current and for future years.

The Company and the Managing Director will enter into a target letter every year. If the parties fail to enter into a target letter, the Managing Director shall not be entitled to commissions for the respective year.

3.3

Additionally, the Managing Director is eligible for up to EUR 30,000 gross annually for the achievement of strategic objectives according to a separate letter of the Company explaining the strategic objectives.

3.4	The payment of the salary is full compensation for all overtime, additional work, work on Sundays and Public Holidays.
3.5

The possible granting of any bonus or other benefits not mentioned in sections 3.2, 3.3 and 4 is voluntarily and non-binding. Even repeated granting does not constitute a legal claim for granting in future, neither with regard to the cause nor with regard to the amount.

3.6	If not stipulated otherwise, any remuneration will be paid pro rata if the Managing Director joins or leaves the Company during the calendar year.
4.	Fringe Benefits
4.1

The Company shall provide the Managing Director with a reasonable company car (on choice) or allowance up to a monthly leasing rate of EUR 1,926.50 (excluding VAT) which he may also use for private purposes to a reason-able extent. All running and maintenance cost will be born by the Company. Additional personal income taxes resulting from the private use of the Company's car will be born by the Managing Director.

4.2

The Company or an affiliated company procures a directors and officers liability (D&O), a life and a disability insurance to the benefit of the Managing Director. In addition, the Managing Director will enter into the "Tekelec Indemnification Agreement" with Tekelec US.

4.3	Expenses such as travel expenses and business entertainment expenses will be reimbursed in accordance with the Company's guidelines effective from time to time.
5.	Working Time, Vacation
5.1	Working Time
The Managing Director undertakes to dedicate his entire working capacity and his know-how and experience to the Company.
5.2	Vacation

The Managing Director shall be entitled to 30 working days as annual vacation, when joining or leaving during the calendar year pro rata. Otherwise, the Vacation Policy of Tekelec US shall apply.

The Managing Director has to adapt his vacation to the management's needs. He has to coordinate his vacation with the other managing directors, if any, otherwise with the shareholder holding the highest equity interest in the Company or any persons authorized by him.

The Managing Director has to ensure that he will be available during his vacation on short notice.

6.	Term, Termination
6.1	This contract shall be for an indefinite term.
6.2	For both parties the notice period shall be six (6) months to the end of the month.
6.3

The right to terminate the contract for good cause shall remain unaffected thereof.

It shall be considered good cause, in particular if the Managing Director acts significantly or repeatedly contrary to the management restrictions imposed on him (e.g. as per sec. 2.2 and 2.4 and Appendix 1).

It shall also be considered good cause, if the Managing Director breaches his duties significantly or repeatedly when working for an affiliated company.

6.4	Notice must be given in writing.
6.5

In any case, the managing director contract shall end, without any notice being necessary, upon expiration of the month in which the Managing Director meets the statutory pension age or his complete disability is determined.

6.6	The Company is entitled to release the Managing Director from his services in case of notice of termination. Any remaining vacation entitlement will be set off.
6.7	The appointment as managing director may be withdrawn by resolution of the appropriate body according to the Articles at any time.
6.8	The Managing Director shall at the request of the Company resign from any office held by him within the scope of the employment.

7.	Secondary Employment
7.1

The Managing Director undertakes not to become active for any other company at the same time. He may only assume secondary employment constituting a gainful occupation upon prior, explicit, consent of the shareholders' meeting. The same shall apply for the assumption of supervisory or honorary or similar offices.

7.2

Upon request of the Company the Managing Director is obliged to take over other tasks with affiliated companies, also as statutory manager (e.g. continues to serve as managing director of iptelorg GmbH and as Officer of Tekelec), provided that they do not contravene the nature of the tasks of the Managing Director of the Company. Irrespective hereof, all tasks for the Company or any affiliated company are compensated with the salary according to this agreement.

7.3	Publications and lectures require the prior written consent of the Company, if the interest of the Company might be affected.
8.	Restrictive Covenants
8.1

For the term of this contract, the Managing Director is enjoined from engaging in any activity either self- employed, employed or any other for a company competing directly or indirectly with the Company or any of its affiliates. For the term of this contract, the Managing Director shall also be enjoined from establishing or acquiring such company and from direct or indirect participation therein, unless the number of shares in such company does not enable him to influence such company's bodies. Sec. 60 of the Commercial Code shall apply accordingly.

9.	Reports

The Managing Director is obliged to report to the shareholders about the Company's state of affairs in writing quarterly or, upon request of the shareholders' meeting at any time. Such report has to contain in particular the following items: sales, conclusion of new contracts, profit and loss, human resources expenditure, receivables and liabilities.

10.	Access to Accounts
The Managing Director shall permit the shareholders or their representatives to inspect the books of the Company at any time.
11.	Confidentiality, Return of Property
11.1

During the term of his service relationship and thereafter without any limitation in time, the Managing Director shall not disclose to any third party any of the business or operational secrets of the Company or any affiliated company which have been entrusted or otherwise become known to him, and he will not utilize such business or operational secrets for himself.

11.2

Business and operational records and copies thereof, as well as other corporate property such as laptop or telephone device, which are in the possession of the Managing Director shall be carefully kept and will be returned to the Company at any time upon request, at the latest upon termination of the agreement. The same applies to any other items owned or controlled by the Company. The assertion of any right of retention is excluded.

12.	Patents, Inventions, Copyright and other Trade Mark Rights
12.1

The Managing Director transfers by way of assignment to the Company all possibly protectable work results whether they are patentable, protectable by copyright or other trade mark right such as design patent or utility model rights. As far as an assignment of the above mentioned rights is not possible the Managing Director transfers the exclusive usage right and exploitation right without limitations in time, territory and content to the Company. This is valid during the time of employment within or out of the working hours as well after termination of the employment as far as it concerns the business activity of the Company and its related enterprises. The assignment and the transfer of the usage right and the exploitation right cover the approval allowing handling by and licensing to third persons.

12.2

Furthermore, upon request by the Company he will support the obtaining of copyright and other legal ways of protection (especially industrial property rights) for work results which shall be protected domestically and abroad. For this purpose the Managing Director will fill out and hand over all applications, acts of assignments and other legal statements. Moreover, he will assign every document which is necessary or wanted by the Company in order to transfer copyright or other  industrial property rights to work results according to section 12.1 entirely to the Company. In addition, he will make it possible for the Company, their legal successors and assignees to receive the full and exclusive usage and advantages of the working results.

12.3

The Managing Director expressly waives his right in all other copyright or other trade mark rights regarding the abovementioned work results especially the right to be named and the right to have access to his work results.

12.4

The Managing Director is obligated to prepare a reasonable documentation of his protectable work results, whether they are patentable or protectable by copyright, and the Managing Director is obligated to keep them updated. This documentation has to be made accessible at any time to the Company and the property therein is to be transferred to the Company.

12.5

For the fulfilment of these participation obligations or any other activity in connection with this transfer of rights (during or after termination of the employment) the Managing Director will not receive any further remuneration next to what was stipulated under section 3 of this contract during the employment relationship. Only such costs including reasonable and necessary fees of an attorney and a patent attorney will be covered that were created by the demand for activity by the Company. As far as the Managing Director fulfils participation duties after termination of the employment relationship, he will receive a reasonable daily rate as well as coverage of all costs which were created by the demands of the Company.

12.6	Any utilization of work results shall be compensated by payment of remuneration to the Managing Director. The Managing Director shall not be entitled to any special inventor's bonus.
12.7	Otherwise, the Employee Invention Act shall apply. Sec. 69 b Copyright Act (Originator in employment status) shall remain unaffected by such agreement.

13.	Sickness
13.1

In case of temporary incapacity to work caused by illness the Managing Director shall continue to receive an allowance to his statutory or private health insurance sick-pay which sums up to a total of 80 % of his monthly net income (according to section 3.1 of this agreement). The allowance will be made upon expiration of the statutory payment of remuneration (in accordance with section 3 of the Act on Payment of Wages during Sickness ("EntgeltfortzahlungsG"), for a period of six (6) weeks. In the event that the Managing Director is a member of a private health insurance which entitles for a lower sick-pay the allowance will only be made up to that amount which would have been due if a statutory health insurance existed.

13.2

The Managing Director herewith assigns to the Company all claims against third parties because of the incapacity to work. The assignment is limited to the amount of payments made or to be made according to para. 1.

13.3

If the Managing Director does not report for work for longer than three (3) days due to illness, he must present a medical certificate to the Company no later than on the third calendar day, showing his inability to work and its expected duration. If the illness lasts longer than indicated in the original medical certificate, a follow-up certificate must be presented without undue delay.

14.	Assignment of Salary Claims
The assignment and the pledging of salary claims are only valid with written approval of the Company.
15.	Officer Severance Plan

The Managing Director shall participate in the Officer Severance Plan of Tekelec US, effective from time to time (currently 2007 Officer Severance Plan - the "Plan") provided that all requirements (effective from time to time) of the Plan are met, in particular the Managing Director is still an Eligible Officer within the meaning of the Plan. For the purpose of the Plan the target bonus (in the meaning of sec. 2 (b) of the current 2007 Plan) shall be 70% of the annual base salary; the target bonus is also in lieu of commissions (in the meaning of the Plan). Otherwise, all requirements for the entitlement shall be solely governed by the Plan effective from time to time. The Plan and its application shall be governed by the laws of the state of North Carolina, USA.

16.	Cut-off Period

All claims arising out of the service relationship and such which are related to the service relationship must be pursued in written form within six (6) months after their due-date. Claims that are not pursued within this cut-off period are forfeited.

17.	Miscellaneous
17.1	This agreement shall become effective upon signing.

17.2

In particular, this contract shall replace all previous agreements between the parties and with any affiliated company regarding the employment or that are related to the employment of the Managing Director. Any service or employment agreements existing between the parties and with any affiliated company shall be terminated herewith.

17.3	Any amendments or additions to this Agreement must be in writing. This shall also apply to any change in this provision. Oral agreements are void.
17.4

Should any provision of this Agreement be or become void, the validity of the other provisions will not be affected thereby. The void provision shall be replaced by the legally admissible provision which most effectively serves the desired economic purpose of the void provision. The same shall apply in the event of a gap.

17.5

German law shall apply to this contract. The German version of this Agreement shall be the authoritative version. With regard to sec. 15 (Officer Severance Plan) the English version shall be authoritative.

	August 22, 2008 Place, Date /s/ Frank Plastina Frank Plastina Representative of the Shareholders	Griesheim, May 22nd Place, Date /s/ Wolrad Claudy Wolrad Claudy

Appendix 1

Business transactions requiring shareholders approval
1.	Change of principle place of business and sale of the business as a whole or parts thereof;
2.	Foundation and closure of branches;
3.	Foundation, acquisition and disposal of other companies or investments in such companies;
4.	Acquisition, disposal and encumbrance of land and leasehold rights and the conclusion of the underlying purchase commitments;
5.	Conclusion, cancellation or change of lease or rent contracts with a term of more than one year and with monthly obligations exceeding 3000 Euro;
6.	Assumption of guarantees and acceptance of liabilities from bills and raising of loans exceeding the amount of 20,000 Euro per case; normal customer and supplier credits are excluded;
7.

Granting of securities of all kinds (e.g. pledging of assets, chattel mortgage) and the approval of loans and credits, which do not belong to the normal course of business and takeover of third party liabilities.

8.	Conclusion, cancellation or change of contracts with relatives and related parties to shareholders and Managing Directors;
9.	Granting and rescission of power of attorney and limited acting and signing authorities;
10.	Signing, altering and terminating contractor of consulting agreements or other similar contracts, exceeding an annual total volume of 15,000 Euro.